Exhibit 24.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ___________________________________

      We hereby consent to the incorporation by reference in the Catellus Development Corporation Amended and Restated Executive Stock Option Plan and the Stock Option Agreement (Joseph R. Seiger) to be filed with the Securities Exchange Commission on Form S-8 of our report, dated February 18, 1994, appearing on page F-2 of the Catellus Development Corporation Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-1 of such Annual Report of Form 10-K.



Price Waterhouse LLP

March 13, 1995